                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.

     [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
         RULE 14a-6(e)(2)).

     [ ] Definitive proxy statement.

     [ ] Definitive additional materials.

     [X] Soliciting material pursuant to Section 240.14a-12


                                 PULITZER INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
         This filing relates to a planned merger of LP Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation ("Lee") with and into Pulitzer Inc. ("Pulitzer") (the "Merger"), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the "Merger Agreement").

         The following is a transcript of a conference call held January 31, 2005 to announce the Merger. The transcript is available at http://www.streetevents.com.

                                                                FINAL TRANSCRIPT

                         (THOMSON STREETEVENTS(SM) LOGO)

CONFERENCE CALL TRANSCRIPT

PTZ - LEE ENTERPRISES, INCORPORATED TO ACQUIRE PULITZER INC. CONFERENCE CALL

EVENT DATE/TIME: JAN. 31. 2005 / 11:00AM ET
EVENT DURATION: N/A

CORPORATE PARTICIPANTS

MARY JUNCK
Lee Enterprises - Chairman, President & CEO

BOB WOODWORTH
Pulitzer - President

CARL SCHMIDT
Lee Enterprises - CFO, VP & Treasurer

CONFERENCE CALL PARTICIPANTS

STEVEN BARLOW
Prudential Securities - Analyst

LAUREN FINE
Merrill Lynch - Analyst

WILLIAM DREWRY
Credit Suisse First Boston - Analyst

PRESENTATION

OPERATOR

Good day, ladies and gentlemen, and welcome to the Lee Enterprises conference call. My name is Rachel and I'll be your coordinator for today. At this time, all participants are in a listen-only mode and we will be facilitating a question and answer session for those who have been invited to participate at the end of today's conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to read some forward-looking statement information. The Private Securities Litigation Reform Act of 1995 provides a Safe Harbor for forward-looking statements. This report contains information that may be deemed forward-looking and that is largely based on the Company's current expectations and is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends, and other uncertainties are changes in advertising demand, newsprint prices, interest rates, labor costs, legislative and regulatory rulings, and other results of operations or financial conditions, difficulties and integration of acquired businesses or maintaining employee and customer relationships and increased capital and other costs. The words may, will, would, could, believes, expects, anticipates, intends, plans, projects, considers, and other similar expect expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements which are made as of the date of this report. The Company does not publicly undertake to update or revise its forward-looking statements. If you refer to our most recent 10-K, 10-KA, and 8-K reports, including the 8-K we will file today, you will see a discussion of factors that could cause the Company's actual results to differ materially from these projections, additional information and where to find it. The proposed transaction will be submitted to Pulitzer's stockholders for their consideration. And Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Stockholders of Pulitzer are urged to read these statements proxy statements regarding the proposed transaction and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents because they will contain important information. A free copy of the proxy statement as well as other filings containing information about Pulitzer may be obtained at the SEC's Internet site, www.SEC.gov. Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained without charge by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri, 63101. Participants in the solicitation of Pulitzer and its directors and executive officers and other members of management and employees that may be deemed to be participants in the solicitation of properties from the stockholders of Pulitzer and the connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2nd, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC when they become available. At this time, I'd like to turn the presentation over to your host for today's call, Ms. Mary Junck, Chairman, President, and CEO of Lee Enterprises.

MARY JUNCK  - LEE ENTERPRISES - CHAIRMAN, PRESIDENT & CEO

Good morning! I'm Mary Junck and we want to thank you for joining us on this important day for Lee Enterprises and Pulitzer. Before we begin our presentation, it's my pleasure to turn the microphone over to the President and Chief Executive Officer of Pulitzer, Bob Woodward. But we understand that Bob is having a little bit of difficulty dialing in, so I believe we'll just wait a moment and see if Bob comes on the line. And if he does not, we'll proceed. So I apologize for the brief delay here.

OPERATOR

Please proceed.

MARY JUNCK - LEE ENTERPRISES - CHAIRMAN, PRESIDENT & CEO

Thank you. Bob are you on the line?

BOB WOODWORTH - PULITZER - PRESIDENT

Mary, good morning.

MARY JUNCK - LEE ENTERPRISES - CHAIRMAN, PRESIDENT & CEO

Yes, good morning. Nice to hear your voice.

BOB WOODWORTH - PULITZER - PRESIDENT

My apologies for the delay. We did have a bit of a technical glitch, but we are here now. And thank you very much, and good morning to all of you.

Today marks the beginning of a new chapter in the long and storied history of the Pulitzer Company. The Pulitzer name has been synonymous with excellence in news coverage for more than 125 years. The importance of continuing that tradition was one of the pivotal factors we considered in deciding to join with Lee. It's a tradition that is important to our readers, to our advertisers, to our shareholders, and to our employees. And because preserving the best of the past as we move into the future was so important in our decision-making, I am particularly pleased to be on the call today with the leadership team from Lee Enterprises, a company that has 114-year-old distinguished history in the news business and one of the most successful operations in the industry. In my view, Lee is among the best newspaper operators in the industry with an especially impressive record for revenue growth. We have admired and respected Lee and their management team for years. And Mary Junck has put together a top-flight group that delivers results.

We think the acquisition by Lee is a great fit for Pulitzer. We fit well together geographically and in an industry that's consolidating, we think the combined company will have an impressive platform from which to compete and on which to grow. As part of Lee, our newspapers will benefit from greater scale and resources which are necessary to compete effectively in today's increasingly competitive media market. Another reason this is a great fit involves our corporate cultures. Having cultures that mesh is critical in our business and we believe that in Lee, we have found a company that shares our deep commitment to journalistic excellence to supporting the communities we serve, and to treating employees fairly.

I'm also pleased that a number of our key senior operational and editorial team have expressed their excitement about joining Lee. This will provide continuity to operations and will give Lee access to some of the best talent in the business. For these reasons, we believe that Lee will be an excellent steward for the Pulitzer Company and is well positioned to strengthen it as the two move forward together. Thank you and I'll turn the call back to Mary.

MARY JUNCK - LEE ENTERPRISES - CHAIRMAN, PRESIDENT & CEO


Bob, thank you for your very kind words about Lee. We feel the same way about Pulitzer, which you have led so skillfully as CEO over the last six years. Lee admires what the Pulitzer family has done for journalism in St. Louis and throughout the United States. We're committed to preserving that heritage. And now, we're eager to tell you why this is such an attractive acquisition for Lee and for our shareholders.

As you know, Lee has entered into a definitive agreement to acquire Pulitzer Inc. for a cash purchase price of $64 a share, implying an enterprise value totaling 1.46 billion. It's another terrific acquisition for Lee, and in both order of magnitude and opportunities for revenue growth, it's remarkably similar to our highly successful purchase of the 16 Howard newspapers in 2002. It allows us to take an exciting and logical next step into another attractive group of markets exactly the kind where we excel.

Joining me on this call are Carl Schmidt, our Chief Financial Officer, and Greg Schermer, who serves as Vice President, Corporate Counsel and a member of the Board of Directors of Lee. Both Carl and Greg were extremely instrumental in the Pulitzer acquisition process and I'm grateful for their outstanding work.

This presentation will be available for replay on demand beginning this afternoon at Lee.net.

Pulitzer's 14 daily newspapers include the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson. Combined, these 14 newspapers have circulation of 575,000 daily and 799,000 on Sunday. All these newspapers operate leading websites in their markets and they're fortified by more than 100 weekly shoppers and specialty publications, including a network of 38 weeklies in the St. Louis market with distribution of more than 1 million copies.

Reported revenue totaled nearly 444 million in 2004 and reported operating cash flow, including Pulitzer's 50 percent share in Tucson, was 105 million.

Here's the Pulitzer map. The Post-Dispatch in St. Louis has circulation of 286,000 daily and 450,000 on Sunday. We'll give you more detail on St. Louis in a moment.

Tucson is an absolute standout growth market. The Arizona Daily Star is the larger paper in a joint operating agreement with Gannett with morning circulation of 101,000 and Sunday circulation of 162,000. Bloomington, Illinois is another impressive growth market, and The Pantagraph has circulation of 47,000 daily and 50,000 on Sunday.

More terrific markets, The Daily Herald in Provo, Utah has circulation of 31,000 daily and 34,000 on Sunday. In California, we have the Santa Maria Times, The Lompoc Record, The Napa Valley Register, and The Sentinel in Hanford. Rounding out the list are The World in Coos Bay, Oregon; The Garden Island in Lihue, Hawaii; The Arizona Daily Sun in Flagstaff; the Daily Journal in Park Hills, Missouri; The Daily Chronicle in Dekalb, Illinois; and The Daily News and Rhinelander, Wisconsin.

This map shows the Pulitzer Newspapers combined with Lee. Circulation at our 44 existing newspapers and the 14 new ones will total 1.7 million daily and 2 million on Sunday. These newspapers in 23 states will give us the fourth-largest number of dailies in the country. In terms of daily circulation, we'll move from 12th place to seventh. For the last 12 months for December 2004, combined reported revenue is 1.14 billion with OCF of 295 million, not adjusted for any one-time items or synergies. With the addition of 4,000 Pulitzer people, Lee will have about 10,700 employees.

Pulitzer is an ideal fit for Lee. Let me tell you why. First, we're gaining exceptionally fine newspapers that have strong franchises in good growth markets. And we see upside potential. Next, the acquisition extends Lee into a metro market that except for size looks surprisingly like other markets in which we excel. That's especially true because of the broad media platform in St. Louis that expands on the already powerful reach of the Post-Dispatch. Of course, St. Louis is a Midwestern market just downstream on the Mississippi River from our corporate headquarters in Davenport, Iowa. Tucson and the other Pulitzer newspapers are an obvious match to the type of markets where Lee's track record is strong. Tucson is on the front end of an upward curve and it's being led by a new management that we happen to know quite well. The CEO of the JOA is a former Lee publisher and the top advertising executive is also a highly respected Lee alum.

Other gems in the portfolio are Bloomington, Provo, Flagstaff, and Napa, and we like the rest as well. Overall, Pulitzer's markets rank considerably higher than Lee's own locations on our own market meter and internal measure of growth potential in a market. Our experience shows that a better market meter translates into higher revenue growth.

In both order of magnitude and opportunities for revenue growth, this acquisition resembles our purchase of Howard Publications in 2002. The Howard acquisition increased our circulation by about 75 percent and our revenue by about 50 percent. For comparison, Pulitzer will increase our daily circulation by roughly 50 percent and our revenue by about 60 percent. By any measure, the Howard acquisition turned out to be an unqualified success. The results are a matter of record. Our new newspapers outperform revenue and OCF projections right out of the gate, and we aim to do it again. We gained key talent in the acquisition and three years later, we've retained a high percentage of the original publishers and other key personnel. The Howard experience has prepared us exceedingly well and we plan to integrate Pulitzer just as effectively.

As with Howard, the driver behind this acquisition is revenue growth and we see good opportunities in each of the Pulitzer markets. We plan to build on current strategies by providing an influx of revenue-generating programs that have worked very well for Lee. Programs you've heard us talk about before such as advertising sales blitzes, frequency ad sales programs, classified employment and automotive templates, cross-selling methods, niche publications, and online revenue programs. Lee has been a leader for advertising revenue growth and you may have seen this chart in the past comparing our performance with the industry average. That's Pulitzer in purple, Lee in blue, and the industry in black. And we are consistently the leader. While Pulitzer has periodically outperformed the industry, together, we expect to achieve a more consistent pattern of even higher above average growth.

Another reason we're excited about Pulitzer is the people we've met. We've found them to be smart, receptive, and enthusiastic. Lee and Pulitzer have a lot in common. Throughout our long histories, we've both been devoted to newspapers and we have strong news traditions. We view newspapers as a public trust. We're committed to our communities and our people. We both have enjoyed a loyal base of shareholders committed to the business of quality newspapers, and we both rely on strong publishers, editors, and management teams in the field. All of those things will make for a smooth transition.

Now, let's take a closer look at St. Louis and explain why it's similar to other Lee markets. St. Louis ranks as the 21st largest designated market area in the country with 3 million people. As an aside, this is a market size I'm personally familiar with and comfortable with, having been the publisher of The Baltimore Sun and The St. Paul Pioneer Press in Minnesota.

St. Louis is a regional hub that serves a wide area. The suburbs are exceptionally strong with relatively low cost of living, low unemployment, high purchasing power and lots of grave. At the same time, the City of St. Louis is undergoing significant change through redevelopment efforts on a broad front. Positive signs include a new 345 million baseball stadium, an $87 million Federal Reserve Bank expansion and several projects to convert old buildings into lofts and condos.

The dominance of the suburbans reinforces the strength of Pulitzer's media platform and it helps explain why the Post-Dispatch has remained such a powerhouse. It reaches 32 percent of the adults in the market daily and 51 percent on Sunday. You don't see numbers like that in most metro markets, as Lee's list shows. For instance, the column on the right ranks the Post-Dispatch as the third-best metro market newspaper for Sunday readership. That's a very impressive local franchise.

Pulitzer has spent the last five plus years investing in infrastructure and building its powerful media platform and the highlights of the Pulitzer steps are listed here. Besides the Post-Dispatch, the media platform in St. Louis includes the 38 Suburban Journals, which reach a huge audience with distribution of more than a million copies a week. The platform also includes the market's leading website, STLtoday.com and local value, a direct-mail program reaching about a million homes each week.

As this pie chart shows, the Post-Dispatch and the Suburban Journals capture 30 percent of all media dollars in the market. You can see that no other competitor even comes close. 30 percent is an okay number for a metro market, but we and Pulitzer management are convinced we can grow market share in St. Louis. While most U.S. daily newspapers lost ground between 2002 and 2004, the Post-Dispatch gained market share according to the same study. These gains in St. Louis are due to strong management there, which is already on a good course and from what we've seen, is eager to join with us in driving revenue and growing ad share.

In summary, were convinced that Lee's focus on revenue, circulation, strong local news, and online growth will pay off in St. Louis and throughout Pulitzer just as it has everywhere else in Lee. Now, Carl Schmidt will discuss the financial aspects of the transaction.

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

Thank you, Mary, and good morning, everyone. As you would expect, we took a methodical and quite painstaking approach to determining how much we should offer. We performed extensive due diligence. For example, a team of Lee executives visited seven of the key locations and spoke with management of all the other locations by phone. We built detailed models for revenue, expenses, operating cash flow, interest expense, and earnings. We reviewed the public market value of Pulitzer and other companies; studied recent acquisition multiples; analyzed valuation by parts and in sum; looked for potential price adjustments; and performed discounted cash flow analysis. The result was the purchase price of $64 per share that Mary mentioned, totaling enterprise value of 1.64 billion. As it turns out, that price was within the range of analysts' positions. It translates into a multiple of 13.5 times operating cash flow for the twelve months ended December 2004 after adjusting for minority interest in St. Louis and making onetime adjustments published by Pulitzer for their 2004 results. For our first full fiscal year of ownership ending September, 2006, the multiple of operating cash flow is estimated to be 11 to 11.5 times. That compares to 11.2 for our Howard acquisition.

As you also saw in the news release, we're paying cash, financed by a 1.55 billion fully committed bank facility led by Deutsche Bank and SunTrust Bank. The facility consists of a seven-year, $450 million revolving credit and 1.1 billion of seven and eight-year term loans at floating rates tied to the company's leverage levels. The agreements have traditional covenants that allow the company excellent operating flexibility. And debt repayments in the early years of the agreement are modest. We expect to close the transaction in the June quarter.

We expect the acquisition to be immediately accretive to cash flow, and in closing, will have a debt to OCF ratio of about 5.5 times based on the covenant formula to be used.

Because of the combined cash flow of the two companies, we expect the debt level to fall quickly as we have clearly demonstrated that ability since the Howard acquisition. Free cash flow should increase by approximately 50 cents per diluted share in fiscal 2006. We expect that over the next 24 months, that Lee will return to a solid investment-grade profile. We're comfortable with the structure today, given the financial attributes of the Company and the attractive financing available in the current market.

Because of significant non-cash charges for amortization of identified intangible assets, the transaction will be initially dilutive earnings. We estimate dilution of 8 to 10 cents per share for fiscal 2005, excluding onetime transition costs and assuming a May 31 close. We expect about 10 to 11 percent dilution in fiscal 2006 and both of those estimates are influenced by the timing of the closing and final valuation of intangible assets which must be performed.

In summary, for all the reasons we talked about, we're very excited. This acquisition is a great fit. It provides new markets in which we can put our successful growth strategies to work. It provides exciting new opportunities for our employees and Pulitzer's. The Howard transaction has prepared us well for the challenge. We're gaining great new talent. And most importantly, we're convinced that this acquisition will pay off for Lee's shareholders. Thank you for letting us give you the details.

As the news release indicated, in order to provide additional information, we posted a prepared set of questions and answers at www.Lee.net. For those of you who have been invited to ask questions, we'd be glad to take them at this time. Thank you.

QUESTION AND ANSWER

OPERATOR

(Operator Instructions). Steven Barlow of Prudential Equity Group.

STEVEN BARLOW - PRUDENTIAL SECURITIES - ANALYST

Thank you very much. Congratulations on the transaction. Tell a little bit about corporate savings if you would, Carl, on that side and just general synergies I guess. When you made the Howard acquisition, I recall that about an $8 per ton savings on newsprint out of the box. Do you have a different tax rate with the combined company? Or should we continue to use 37 percent? And I'll leave it at that to start with.

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

Let me answer the last question first. With regard to the tax rate, 37 percent is, by our estimates, a very good proxy for an ongoing rate right now. With regard to synergy, there is some duplication of corporate costs. And right now, we estimate our synergy is in the range of $6 to $7 million a year. On the newsprint front, as it turns out, Pulitzer is in the same buying consortium that Lee is. We both use Knight Ridder resources. And so there is not the upside in that area that one might sometimes get in an acquisition. Both companies have been buying at what we consider to be pretty good prices for companies our size.

STEVEN BARLOW - PRUDENTIAL SECURITIES - ANALYST

Yes, I wasn't sure whether or not you bought a lot through Knight Ridder or not and did the buying through each one. So that's fair.

What about contracts for the senior employees at Pulitzer? What have you done on that front? Obviously, Contraire (ph) has left before this was started on the community newspaper side, but probably more importantly with Terry (ph) in St. Louis.

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

Lee, historically, doesn't offer employment contracts to its employees. From the perspective of the information that's been announced by Pulitzer in their 8-K statements and in other forums, we took all of those costs into account in our evaluation of the business.

MARY JUNCK - LEE ENTERPRISES - CHAIRMAN, PRESIDENT & CEO

Let me just comment on, in particular, St. Louis management. We have been very impressed, I think as we indicated in our prepared remarks, on Pulitzer's management in general. But specifically, we have been very pleased with what we saw in St. Louis and in particular with Terry. We've had a lot of conversation with him, as you might guess, over the last month or so, asking questions. And over the last few days, we've talked to him even more. I think he -- and you would have to ask him directly, but our sense very much is that he's very enthusiastic about Lee, looks forward to the challenges. And as an example of that, we had him on a call last night when I was doing an interview with the Post-Dispatch; Terry was on the phone and he pitched right in and answered some of the questions. If you want to read some of his sentiments, there's some good quotes from him in today's St. Louis Post-Dispatch.

STEVEN BARLOW - PRUDENTIAL SECURITIES - ANALYST

Okay. Thanks, Mary.

OPERATOR

Lauren Fine with Merrill Lynch.

LAUREN FINE - MERRILL LYNCH - ANALYST

Thank you. And I apologize up-front, my dog is barking.

I'm wondering if you could share, Carl, some of the interest rate assumptions that we might use here and if there's any interest rate caps. And then -- or if you want to quantify the intangible amortization, that would also be nice. And then Mary, I guess a question for you is, as somebody who has analyzed Pulitzer, they've made some pretty tremendous progress at their PNI properties. And I'm just wondering how much of the upside do you think will come from those properties or really looking at St. Louis, where I would also note that they seem to have taken a page out of your playbook.

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

Actually, that's several questions. Let's make sure we try to get to them all. Our initial estimate of amortization of the identified intangible assets is about 37.5 million a year. And again, that's subject to a final valuation that will need to be done by an outside party. That valuation was determined essentially using our approach that was utilized in the Howard transaction, so hopefully that will be a good proxy going forward. But all of the final accretion estimates will be of course subject to that.

With regard to interest, all of the bank facilities are at variable rates. And today, those rates are very favorable still, even though they jumped up in the last year or so. That's probably the best estimate for interest expense now. We will, of course, have to consider fixing rates on some of that debt if we assess that there's interest rate risk in letting that flow. And just to remind you, the company Pulitzer already has an interest rate swap in place on some of its debt. It actually takes what was at fixed rate and switches it to variable.

LAUREN FINE - MERRILL LYNCH - ANALYST

Carl, I'm sorry, but on the variable, could you at least tell us is it LIBOR plus something or something that allows us to go and at least figure out what the rate will be?

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

Sure. The initial rate on most of the debt is at LIBOR plus 1.5. That floats down the pricing grid down to 62.5 basis points over based on Lee's leverage levels.

LAUREN FINE - MERRILL LYNCH - ANALYST

And I think also you might have addressed this, but I might have missed it, interest rate caps on any of this?

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

We have not capped any interest at this point.

LAUREN FINE - MERRILL LYNCH - ANALYST

Okay.

MARY JUNCK - LEE ENTERPRISES - CHAIRMAN, PRESIDENT & CEO

And Lauren, to your questions on PNI in St. Louis, let me just give a couple of comments there. And you're right. PNI has made some great progress and has shown some nice revenue gains, particularly in 2004. Nonetheless, I raised a couple of points.

First off, these PNI markets are terrific growth markets. And we think we can grow them even more rapidly using the Lee playbook of blitzes, niche publications, our frequency ad program and so forth -- those things that you've heard about us before. So we're feeling optimistic about our ability to help drive more revenue into PNI.

As to St. Louis, they too have been doing some impressive things on the revenue side. And what we like is the platform that they have put together there, which includes the Suburban Journals, the local values, the website. And we see that platform as a really great place to build revenue. And as I mentioned earlier, one of the specifics that we see there is the opportunity to continue to drive ad share, an area which we have excelled at many of our locations which we've talked about before as well. So both in PNI as well as St. Louis, we're quite certain we can drive some nice top-line growth.

LAUREN FINE - MERRILL LYNCH - ANALYST

Do you see a bigger opportunity in PNI or St. Louis?

MARY JUNCK - LEE ENTERPRISES - CHAIRMAN, PRESIDENT & CEO

I think we see them about equally, actually.

LAUREN FINE - MERRILL LYNCH - ANALYST

Great. Thank you very much.

OPERATOR

(Operator Instructions). William Drewry of Credit Suisse First Boston.

WILLIAM DREWRY - CREDIT SUISSE FIRST BOSTON - ANALYST

Thank you, and congratulations, Mary. Several questions. Carl, on the 37.5 million in intangibles, can you detail what those might be? I'm just surprised it's that big of a number. And I'm assuming there's no goodwill in there because that's FAS 142 -- you don't have to amortize that, right? And then I just wondered if there are any -- how or what any payments would be to the Newhouse organization to settle out the legacy JOA issues? And this may be a follow-up to that, just curious what your hurdle on return on invested capital is on this deal. And I have actually one more question after that, but I'll let it go there.

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

Okay. With regard to the amortization, I think as you know, most of the assets of a newspaper are intangible. And even though goodwill, as you correctly state, is no longer amortized, there is a fair amount of value in subscriber lists, customer lists, and some other intangibles that are still identified for FASB purposes and have to be amortized. Mastheads are also a very valuable asset, but those are not amortized.

But as a result of that, we have made a preliminary estimate that got us to that $37.5 million number. The final could be higher or lower than that. But I would also reinforce that this is a non-cash charge and it really will not influence the free cash flow of the business in any manner whatsoever. So it's an accounting necessity, unfortunately.

With regard to the minority interest in the St. Louis business that's owned by Advanced Publications and Newhouse, we have taken a very close look at that situation. We have estimated when we think that that minority interest might be redeemed. And the Newhouses have an option to do that in 2010. And if they don't exercise it done, there's a final unwinding of the partnership in 2015. We've estimated what that payment will be, and at that time, there will also be substantial tax benefits that will begin to accrue to the formal Pulitzer entity. And we have also taken all of that into account in our valuation of the business. And we've talked to the Newhouses already this morning and they look forward to working with us.

With regard to your last asked question on hurdle rates, the DCF calculations on this transaction that we did put the offer price actually at the lower end of the range and that's without any synergy. And I think you said you had one more.

WILLIAM DREWRY - CREDIT SUISSE FIRST BOSTON - ANALYST

I did, but now I have two more. Just wondering on the tax savings, as those start to accrue later, will those go to Newhouse? Or will those go to you? So will that be a charge at some point in the future?

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

Those will come to us.

WILLIAM DREWRY - CREDIT SUISSE FIRST BOSTON - ANALYST

Okay. And then as a related item, I had heard that there is a piece of debt related to the Newhouse -- I think at the St. Louis dispatch level that carries a very high coupon, and it would be very costly to redeem. Is that true? And if so, is there anything you can do to mitigate that? Or will you just continue to let that piece of debt exist?

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

There is a private placement in place at the Pulitzer level. It's $306 million. It carries a face interest rate of 8.05 percent, if I remember correctly. Half of that has been swapped into a variable-rate so the rate actually being paid today is lower. And if that swap were unwound today, it would actually be at a gain. We don't intend to do that. There is a make-whole provision under that agreement, which would make it expensive to take out that debt. And so our initial reaction is that we intend to leave it in place. We don't believe we have covenant issues by doing that. And we have factored the cost of that debt into all of the valuation information that you are seeing.

WILLIAM DREWRY - CREDIT SUISSE FIRST BOSTON - ANALYST

Okay, great. And just one last question, I promise. Just wondering, I heard on the pension benefit at the Post-Dispatch that they are very generous in terms of the lifetime medical benefits. And I was just wondering, is that going to be an onerous expense, looking out in terms of achieving return on this deal? How do the terms of that pension jibe with the rest of Lee? And to the degree they don't foot, will you have to make any adjustments on either side, or can you? Thanks.

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

We looked very closely at that issue because of the uncertainty of medical costs in today's environment. It's also safe to say that the current costs for that plan, which take into account the present value of future benefits, are already being flown through Pulitzer's expenses. As a condition of the agreement, we have agreed to maintain that plan through September 2007 in essentially its current form. And certainly, we have to abide by any contractual arrangements we have with collective bargaining units even beyond that date. We haven't made any decisions with regard to that plan after that date.

WILLIAM DREWRY - CREDIT SUISSE FIRST BOSTON - ANALYST

And when will be the next round of collective bargaining expiration and the next negotiations?

MARY JUNCK - LEE ENTERPRISES - CHAIRMAN, PRESIDENT & CEO

The yield contract expires in June of 2009. And that is, as you know, the largest union in St. Louis; so it's the spring of 2009.

WILLIAM DREWRY - CREDIT SUISSE FIRST BOSTON - ANALYST

Okay, great. Thank you and congratulations, again.

OPERATOR

A follow-up from Steve Barlow.

STEVEN BARLOW - PRUDENTIAL SECURITIES - ANALYST

Thanks. This may be a little bit off rather than on topic. How has Howard done, to sort of give us an example of the return on invested capital now that you've merged all the numbers and it's hard to figure it out. But how would that return on invested capital have looked over the last three years?

And the second question would be, is this current interest rate that you have on your bank debt -- it sounds to me like it's lower than your current banking agreement. I wasn't sure whether that was correct or not.

CARL SCHMIDT - LEE ENTERPRISES - CFO, VP & TREASURER

With regard to your last question, the optimum end of the financing rates in the new agreement are in fact better than in our current agreement; that is correct. And initially, we believe that the rates are also at a market rate today. Since our deal was done back in 2002 at the time of the Howard transaction, spreads have clearly tightened in the credit markets, which is one of the reasons that doing bank financing for this transaction is attractive today.

With regard to Howard, I don't have a current separate DCF calculation on that today. But it's safe to say that it has exceeded our expectations on pretty much all fronts -- revenue, cash flow, circulation per unit -- almost any measure you can think of.

STEVEN BARLOW - PRUDENTIAL SECURITIES - ANALYST

Okay. And when you did Howard originally, you said you were going to be a keeper of all the assets, and then last year you sold a couple of the operations in New York State. Is there anything here that looks like it's not going to end up permanently in the portfolio?

MARY JUNCK - LEE ENTERPRISES - CHAIRMAN, PRESIDENT & CEO

We don't have plans to divest any of these Pulitzer newspapers. And I would point out on the Howard transaction you're referencing, actually what we did is swapped a couple of the newspapers, one in New York and one in Illinois for some titles around the Twin Falls newspaper in Idaho and Nevada. So it was really a good strategic swap on our part. But as far as the Pulitzer list goes, we like them and we plan to keep them.

STEVEN BARLOW - PRUDENTIAL SECURITIES - ANALYST

Thanks, Mary and Carl.

OPERATOR

And ladies and gentlemen, at this time, there are no further questions. I'd like to turn it back to our management team for any closing remarks.

MARY JUNCK - LEE ENTERPRISES - CHAIRMAN, PRESIDENT & CEO

Well let me again say thank you so much for joining our call this morning and we'll look forward to talking to some of you. If you have further questions, just give us a call. Thanks a lot. Bye bye.

OPERATOR

Ladies and gentlemen, thank you for your participation in today's conference. This does conclude your presentation and you may now disconnect. Have a wonderful day.

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

ADDITIONAL INFORMATION AND WHERE TO FIND IT

         The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction.

         STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

PARTICIPANTS IN THE SOLICITATION

         Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.